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                        RIGHTS PLAN ASSUMPTION AGREEMENT

         The capitalized terms used, but not otherwise defined in this agreement (the "Agreement") will have the meanings ascribed to them in the Second Amended and Restated Rights Agreement, dated as of April 1, 1996, as amended on April 12, 2002 (the "RIGHTS AGREEMENT") by and between EquiServe Trust Company, N.A. (the "RIGHTS AGENT") and Nortek, Inc. (the "COMPANY").

         WHEREAS the Company, Nortek Holding, Inc. a Delaware corporation and a wholly owned subsidiary of the Company ("NORTEK HOLDINGS"), and K Holdings, Inc., a Delaware corporation, have entered into an Agreement and Plan of Recapitalization dated as of June 20, 2002, as amended on September 16, 2002 and as further amended on November , 2002 (the "RECAPITALIZATION AGREEMENT"), providing for the recapitalization of the Company;

         WHEREAS the Recapitalization Agreement contemplates that prior to the recapitalization the Company will reorganize into a holding company structure whereby a wholly owned subsidiary of Nortek Holdings will, in accordance with
Section 251(g) of the Delaware General Corporation Law, merge with and into the Company (the "HOLDING COMPANY MERGER") and each share of common stock, par value $1.00 per share, of the Company and each share of special common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Holding Company Merger will be converted into, respectively, one share of common stock, par value $1.00 per share, of Nortek Holdings (the "NORTEK HOLDINGS COMMON STOCK"), and one share of special common stock, par value $1.00 per share, of Nortek Holdings (the "NORTEK HOLDINGS SPECIAL COMMON STOCK") and each share of Nortek Holdings Common Stock held by the Company will be cancelled and retired; and

         WHEREAS, the effect of the Holding Company Merger is that Nortek Holdings will become the successor public company and the Company will become a wholly owned subsidiary of Nortek Holdings;

         NOW, THEREFORE, in consideration of the representations, agreements and conditions set forth herein, and intending to be legally bound hereby, the Company, Nortek Holdings and the Rights Agent hereby agree as follows:

                  1. Immediately following the effective time of the Holding Company Merger: (i) Nortek Holdings shall be liable for and shall assume all the obligations and duties of the Company under the Rights Agreement; (ii) the term "Company" in the Rights Agreement shall thereafter be deemed for all purposes of the Rights Agreement to refer to Nortek Holdings, Inc.; and (iii) Nortek Holdings shall take such steps, including but not limited to authorizing and reserving a sufficient number of shares of Nortek Holdings Common Stock and Nortek Holdings Series A Participating Preference Stock, in connection with the Holding Company Merger as is necessary to assure that the provisions of the Rights Agreement shall thereafter be applicable in relation to the shares of Nortek Holdings Common Stock and Nortek Holdings Series A Participating Preference Stock thereafter deliverable upon exercise in full of the Rights.

                  2. Nortek Holdings also agrees that, as soon as practicable after the occurrence of any Common Stock Event described in Section 13 of the Rights Agreement, it will (A) prepare and


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file a registration statement under the Securities Act of 1933, as amended, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (i) become effective as soon as practicable after such filing and
(ii) remain effective, with a prospectus at all times meeting the requirements of the Securities Act of 1933, as amended, until the Expiration Date and (B) will deliver to holders of the Rights historical financial statements of Nortek Holdings and each of its Affiliates that comply in all respects with the requirements for registration on Form 10 under the Securities Exchange Act of 1934, as amended.

                  3. Nortek Holdings represents and warrants that there is no provision in any of its authorized securities or in its charter or by-laws or other agreement or instrument governing its affairs, that would have the effect of causing Nortek Holdings to issue, in connection with, or as a consequence of, the consummation of the Holding Company Merger shares of Nortek Holding Common Stock at less than the then Current Market Price per share thereof, as defined in Section 11(d) of the Rights Agreement, or to issue securities exercisable for, or convertible into, Nortek Holdings Common Stock at less than such then Current Market Price.

                  4. Nortek Holdings expressly agrees and acknowledges that any Person designated by the Board of Directors of the Company as an Exempt Person under the Rights Plan shall continue to be an Exempt Person for so long as and to the extent set forth by the Board of Directors in such designation.

                  5. The Company, Nortek Holdings and the Rights Agent acknowledge that the duties and obligations of the Rights Agent under the Rights Agreement shall not be affected in any manner by this Agreement.

                  6. This letter agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

                  7. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

                                    * * * * *

                                       2
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                 IN WITNESS WHEREOF, the parties have executed this letter
agreement as of November 20, 2002.



                                  NORTEK, INC.



                                  By: /s/ Kevin W. Donnelly
                                      ------------------------------------------
                                      Name:  Kevin W. Donnelly
                                      Title: Vice President, General Counsel
                                             and Secretary



                                  NORTEK HOLDINGS, INC.



                                  By: /s/ Kevin W. Donnelly
                                      ------------------------------------------
                                      Name:  Kevin W. Donnelly
                                      Title: Vice President, General Counsel
                                             and Secretary





AGREED TO AND ACKNOWLEDGED:



EQUISERVE TRUST COMPANY, N.A.




By: /s/ Dennis V. Moccia
    -------------------------------
    Name: Dennis V. Moccia
    Title: Managing Director